Exhibit 4.6

                          COMMON STOCK RIGHTS AGREEMENT

         Agreement made as of _______, 2000, between Orion Acquisition Corp. II, a Delaware corporation with offices at 401 Wilshire Boulevard, Suite 1020 Santa Monica, California 90401 ("Company"), and American Stock Transfer & Trust Company, a limited purpose trust company, with offices at 40 Wall Street, New York, New York 10005 (herein called "Rights Agent").

         WHEREAS, the Company is making an offer to the holders of its outstanding Class B Redeemable Warrants ("Class B Warrants") to exchange one Class B Warrant upon payment of $.012 per warrant for one share of Common Stock, one Class A Redeemable Warrant ("Class A Warrant") and one Common Stock Right ("Right") with the privileges and obligations of such Right as provided herein;

         WHEREAS, there are 358,100 Class B Warrants outstanding, and if the Warrant Exchange is accepted by all the holders of the Class B Warrants, there will be outstanding an additional 358,100 shares of Common Stock and 358,100 Class A Warrants and outstanding 358,100 Rights;

         WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-_____ on Form S-1 ("Registration Statement"), for the registration, under the Securities Act of 1933 ("Act"), as amended, of, among other securities, the 1,745,738 shares of Common Stock (including 358,100 shares to be issued on the exchange of the Class B Warrant, 358,100 shares to be issued on exercise of the Class A Warrants to be issued and up to 1,029,538 shares to be issued on the terms of the Rights, and additional shares for anti-dilution rights), 358,100 Class A Warrants and 358,100 Rights; and

         WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and conversion of the Rights; and

         WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued and converted, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

         WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

3.       Rights.

         3.1. Form of Right. Each Rights Certificate shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto (the provisions of which are incorporated herein) and shall be signed by, or bear the facsimile signature of, either or both of the Chairman of the Board or President of the Company and shall bear a facsimile of the Company's seal. In the event the person whose facsimile signature has been placed upon any Rights Certificate shall have ceased to be Chairman of the Board or President of the Company before such Rights Certificate is issued, it may be issued with the same effect as if he had not ceased to be such at the date of issuance.

         3.2. Effect of Countersignature. Unless and until countersigned by the Rights Agent pursuant to this Agreement, a Rights Certificate shall be invalid and of no effect and may not be dealt in or converted by a holder thereof.




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         3.3.     Registration.

                  3.3.1. Rights Register. The Rights Agent shall maintain books ("Rights Register"), for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

                  3.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Rights Certificate, the Company and the Rights Agent may deem and treat the person in whose name such Rights Certificate shall be registered upon the Rights Register ("registered holder"), as the absolute owner of such Rights Certificate and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Rights Certificate made by anyone other than the Company or the Rights Agent), for the purpose of any conversion thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

4.       Terms and Conversion of Rights

                  4.0.1.   Conversion of Rights.

                  4.0.2. Conversion. If the Company consummates a combination transaction as hereinafter defined, and during the period ("Test Period") commencing on the consummation of the Combination Transaction and ending on the two year anniversary thereof, the closing price of the common stock of the post-Combination Transaction entity does not equal or exceed $5.75 per share (subject to adjustment as provided in Section 4) for 10 consecutive trading days, then on the tenth day after the end of the Test Period, the Right shall automatically be converted into additional shares of the common stock of the post-Combination Transaction entity, unless within the ten days after the end of the Test Period, the post-Combination Transaction entity makes the election to pay to the holders of the Rights the amount determined under the provisions of
Section 3.1.2 of this Agreement. The number of shares of common stock to be issued on conversion of the Rights will be equal to (A) the difference between
(i) $5.75 and (ii) the average of the closing prices for the shares of common stock of the post-Combination Transaction entity for 14 consecutive trading days before and the 15 consecutive trading days after the highest closing price during the Test Period ("Closing Price Average"), divided by (B) the Closing Price Average. Notwithstanding the foregoing (i) if the common stock of the post-Combination Transaction entity has more than one highest closing price that are equal, then the calculation of the Closing Price Average in subpart "A" above will be done for each such highest closing price and the Closing Price Average that is the highest of those calculations will be used, and (ii) if the Closing Price Average is less than $2.00, then the Closing Price Average will be deemed to be $2.00 for purposes of the above calculation in subparts "A" and "B" above.

                  4.0.3. Cash Payment in Lieu of Conversion. Notwithstanding
Section 3.1.1., the post-Combination Transaction entity may in its sole discretion, in lieu of issuing the number of shares as determined in that Section, pay to all the holders of the Rights an amount for each Right equal to the difference between $5.75 and the Closing Price Average as determined by
Section 3.1.1, provided that if the Closing Price Average is less than $2.00, then for this calculation the Closing Price Average will be deemed to be $2.00 ("Rights Payment"). The post-Combination entity must make its election prior to the end of the ten-day period after the Test Period by giving notice to the Rights Agent followed by notice to the holders of the Rights. If the post-Combination Transaction entity elects to make the Rights Payment provided for in this section, the Rights Payment will be made as soon as practicable after that determination provided it shall be made prior to the thirtieth day after the Conversion Date. The funds for the Rights Payment need not be maintained in a segregated or trust account for the benefit of the holders of the Rights, but shall be a general obligation of the post-Combination Transaction entity.

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                  4.0.4. Issuance of Certificates for Shares. As soon as
practicable and subject to Section 3.1.2, the Company shall issue a certificate or certificates for the number of full shares of common stock to which the holder of the Rights is entitled, registered in the name of the holder of the Rights. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the conversion of the Rights unless a registration statement under the Act with respect to the securities is effective or there is an exemption for the issuance of the securities on conversion.

                  4.0.5. Valid Issuance. All shares of common stock issued upon the conversion of a Right in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

                  4.0.6. Date of Issuance. Each person in whose name is issued any such certificate for shares of common stock of the post-Combination Transaction entity shall for all purposes be deemed to have become the holder of record of such shares on the date on which the certificates for the shares are issued, irrespective of the date of delivery of such certificate.

                  4.0.7. Definition of Combination Transaction. A "Combination Transaction" means an acquisition of assets by the Company, or a merger, consolidation or combination of the Company with another entity regardless of whether or not the Company is the survivor, and the post-Combination Transaction entity, immediately after the Combination Transaction, has a net worth as reflected on its financial statements prepared in accordance with generally accepted accounting principles, that is at least $7,000,000 greater than the net worth of the pre-Combination Transaction entity immediately prior to the Combination Transaction. Net worth shall mean all assets minus all liabilities as reflected on the financial statements of the pre- and post-Combination Transaction entities, prepared in accordance with generally accepted accounting principles, and reviewed by the then independent auditors of the post-Combination Transaction entity.

                  4.0.8. Determination of Closing Price of Shares. The closing price of a share of common stock of the post-Combination Transaction entity, at any date, shall be deemed to be the last reported sale price on such date, or, in case no such reported sale takes place on such date, the average of the last reported sale prices for the immediately preceding three trading days, in either case as officially reported by the principal securities exchange on which such common stock is listed or admitted to trading, or, if such common stock is not listed or admitted to trading on any national securities exchange or if any such exchange on which such common stock is listed is not its principal trading market, the last reported sale price as furnished by the National Association of Securities Dealers, Inc. ("NASD") or the National Quotation Bureau, Inc. through the Nasdaq National Market or SmallCap Market, or, if applicable, the OTC Bulletin Board, or if there is no last reported sale price, the mean of the last reported bid and asked prices as reported by the NASD or National Quotation Bureau, Inc. or if such common stock is not listed or admitted to trading on any of the foregoing markets, or similar organization, as determined in good faith by resolution of the Board of Directors of the post-Combination Transaction entity, based on the best information available to it.

         4.1. Duration of Rights. If there is no Combination Transaction, the Rights will remain outstanding; otherwise the Rights will remain outstanding until converted or a Rights Payment is made with respect to them or they terminate at such time as the common stock of the post-Combination Transaction entity equals or exceeds $5.75 per share (subject to adjustment as provided in Section 4) for 10 consecutive trading days during the Test Period. Upon conversion or upon making the Rights Payment, the Rights shall terminate and become void and all rights thereunder and in respect thereof will cease to exist under this Agreement and the Rights Certificate except to receive the shares due on conversion or collect the amount of the Rights Payment. The Test Period with respect to the Rights may not be changed.


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5.       Adjustments.

         5.1. Stock Dividends - Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.8 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable on shares of Common Stock in shares of Common Stock or by a split-up of shares of Common Stock or other similar event to all holders of the Common Stock, then, on the effective date thereof, the number of shares issuable on conversion of each Right shall be increased in proportion to such increase in outstanding shares and the then amounts used in calculation of the conversion of the Rights and the Rights Payment shall be correspondingly decreased.

         5.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.8, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event to all holders of the Common Stock, then, upon the effective date of such consolidation, combination or reclassification, the number of shares issuable on conversion of each Right shall be decreased in proportion to such decrease in outstanding shares and the then amounts used in the calculation of the conversion of the Rights and the Rights Payment shall be correspondingly increased.

         5.3. Replacement of Securities Upon Reorganization, etc. If after the date hereof any capital reorganization or reclassification of the Common Stock of the Company, or consolidation or merger of the Company with another corporation in which the Company is not the survivor, or the sale of all or substantially all of its assets to another corporation or other similar event shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and fair provision shall be made whereby the holders of the Rights shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the Rights and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the exercise of the rights represented thereby, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of the Rights, had such reorganization, reclassification, consolidation, merger, or sale not taken place and in such event appropriate provision shall be made with respect to the rights and interests of the Rights holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the amounts used in the calculation of the conversion of the Rights and the Rights Payment and of the number of shares receivable upon the conversion of the Rights) shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities, or assets thereafter deliverable upon the conversion hereof. The Company shall not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to the Rights Agent the obligation to deliver to the Rights holders such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase. This provision will apply to successive reclassifications, recapitalizations, mergers, consolidations and sales of any successor corporation to the Company. No adjustment will be made to the Rights in the event of any recapitalization solely for the purpose of changing the par value of the Common Stock.

         5.4. Minor Adjustments. Any adjustment pursuant to this Section 4 resulting in a change of less than $.01 will not be made, but where the adjustment is not made because it is less than $.01, any subsequent adjustment will take into account any prior adjustment not made.

         5.5. Notices of Changes in Rights. Upon every adjustment of the amounts used in calculating the conversion of the Rights or the Rights Payment or the number of shares issuable on conversion of the Rights, the Company shall give written notice thereof to the Rights Agent, which notice shall state the new amounts resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which the calculations are based, together with certification that the above calculations have been made by the then independent auditors of the Company. Adjustments made by the independent auditors will be final, absent manifest error and not subject to legal challenge in any forum. Upon the occurrence of any event specified in Sections 4.1., 4.2., or 4.3., then, in any such event, the Company shall give or cause to be given written notice to the Rights holder, at the last address set forth for

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such holder in the Rights Register, of the record date for such dividend, distribution, or subscription rights, or the effective date of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or issuance. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their Common Stock for stock, securities, or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or issuance. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event or be a breach of this Agreement.

         5.6. No Fractional Shares. Notwithstanding any provision contained in this Rights Agreement to the contrary, the post-Combination Transaction entity shall not issue fractional shares upon conversion of a Right. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Right would be entitled, upon the conversion of all of the Rights owned by such holder, to receive a fractional interest in a share, upon such conversion, the number of shares will be rounded up to the nearest whole number of shares of common stock to be issued to the holder of the Rights.

         5.7. Form of Right. The form of Right need not be changed because of any adjustment pursuant to this Section 4. However, the Company may at any time in its sole discretion make any change in the form of Rights Certificate that the Company may deem appropriate and that does not affect the substance thereof, and any Right thereafter issued or countersigned, whether in exchange or substitution for an outstanding Right or otherwise, may be in the form as so changed.

6.       Transfer and Exchange of Rights.

         6.1. Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Rights Register, upon surrender of a Rights Certificate for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Rights Certificate representing an equal aggregate number of Rights shall be issued and the old Rights Certificate shall be canceled by the Rights Agent. The Rights Certificate so canceled shall be delivered by the Rights Agent to the Company from time to time upon request.

         6.2. Procedure for Surrender of Rights. Rights Certificates may be surrendered to the Rights Agent, together with a written request for exchange, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights Certificates as requested by the registered holder of the Rights Certificates so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Rights Certificate surrendered for transfer bears a restrictive legend, the Rights Agent shall not cancel such Rights Certificate and issue new Rights Certificates in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Rights Certificates must also bear a restrictive legend.

         6.3. Fractional Rights. The Rights Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Rights Certificate for a fraction of a Right.

         6.4. Service Charges. No service charge payable by the holder of the Rights shall be made for any exchange or registration of transfer of Rights.

         6.5. Rights Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights Certificates required to be issued pursuant to the provisions hereof, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Rights Certificates duly executed on behalf of the Company for such purpose.

7.       Other Provisions Relating to Rights of Holders of Rights.

         7.1. No Rights as Stockholder. A Right does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, except as provided herein.

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

         7.2. Lost, Stolen, Mutilated, or Destroyed Rights Certificates. If any Rights Certificate is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity, re-issuance fees or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Rights Certificate, include the surrender thereof), issue a new Rights Certificate of like denomination, tenor, and date as the Rights Certificate so lost, stolen, mutilated, or destroyed. Any such new Rights Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Rights Certificate shall be at any time enforceable by anyone.

         7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exchange in full of all outstanding Rights issued pursuant to this Agreement.

         7.4. Registration of Common Stock. The Company agrees that prior to the Conversion Date, if required by the securities laws of the United States and the various states, it shall file with the Securities and Exchange Commission and the states a post-effective amendment to the Registration Statement, if possible, or a new registration statement, for the registration, under the Securities Act of 1933, of the securities issuable upon conversion of the Rights. In either case, the Company shall cause the same to become effective at or prior to the commencement of the Conversion Date and to maintain the effectiveness of such registration statement and keep current a prospectus thereunder until the conversion of all the Rights in accordance with the provisions of this Agreement.

8.       Concerning the Rights Agent and Other Matters.

         8.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of shares of Common Stock upon the conversion of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

                  8.1.1. Resignation, Consolidation, or Merger of Rights Agent.

                  8.1.2. Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities (other than those incurred prior to such resignation or discharge) hereunder after giving sixty (60) days' notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Rights Agent or by a holder of Rights (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized, existing and in good standing and authorized under the laws of the state in which it was incorporated to exercise corporate trust powers, shall maintain an office in the Borough of Manhattan, City and State of New York for the transfer of the Rights and, if not incorporated in the State of New York, shall be authorized to do business in the State of New York as a foreign corporation, and subject to supervision or examination by federal or state authority and shall be authorized to serve as Rights Agent for the Rights under the Securities Exchange Act of 1934, as amended. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

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

                  8.1.3. Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

                  8.1.4. Merger or Consolidation of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, if it shall be eligible to serve as Rights Agent under Section 7.2.1, shall be the successor Rights Agent under this Agreement without any further act.

                  8.1.5.   Fees and Expenses of Rights Agent.

                  8.1.6. Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

                  8.1.7. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

                  8.1.8.   Liability of Rights Agent.

                  8.1.9. Reliance on Company Statement. Whenever in the performance of its duties under this Rights Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President of the Company and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

                  8.1.10. Indemnity. The Rights Agent shall be liable hereunder only for its own negligence or willful misconduct. The Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement except as a result of the Rights Agent's negligence, willful misconduct, or bad faith.

                  8.1.11. Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it be responsible to make any adjustments required under the provisions of Section 4. hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Right or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

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

         8.2. Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Rights converted.

9.       Miscellaneous Provisions.

         9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

         9.2. Notices. Any notice, statement or demand authorized by this Rights Agreement to be given or made by the Rights Agent or by the holder of any Right to or by the Company shall be sufficiently given or made if sent by certified mail, or private courier service, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

                  Orion Acquisition Corp. II
                  401 Wilshire Boulevard - Suite 1020
                  Santa Monica, California 90401
                  Attn:    Dyana Marlett
                           Secretary

with a copy to:

                  Graubard Mollen & Miller
                  600 Third Avenue - 31st Floor
                  New York, New York 10016
                  Attn:    Andrew D. Hudders, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Rights Agent shall be sufficiently given or made if sent by certified mail or private courier service, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company), as follows:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, New York 10005
                  Attn:    _________

         9.3. Applicable law; Jurisdiction. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the law of the State of New York, without giving effect to principles of conflicts of law. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits, to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

         9.4. Persons Having Benefits Under This Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Rights. All covenants, conditions, stipulations, promises, and agreements contained in this Rights Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Rights.


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         9.5. Examination of the Rights Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Right. The Rights Agent may require any such holder to submit his or her Rights Certificate for inspection by it.

         9.6. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         9.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Rights Agreement and shall not affect the interpretation thereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:                                     ORION ACQUISITION CORP. II



                                            By:
------------------------------------           ---------------------------------
Name:                                         Name: Christopher Marlett
Title:                                        Title: Chairman of the Board
                                                     and Chief Executive Officer

                                            AMERICAN STOCK TRANSFER
                                            & TRUST COMPANY

Attest:


                                            By:
-----------------------------------           ---------------------------------
Name:                                         Name:
Title:                                        Title:


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